                                                                  Exhibit  (11)

                               ZYCAD CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                                 (IN THOUSANDS)
                                  (unaudited)


                                               Three Months Ended
                                                   March 31,
                                               ------------------
                                                 1996      1995
                                               --------  --------
Weighted average shares outstanding              19,802    19,064

Effect of dilutive stock options and
 warrants based on treasury stock method            ---       284
                                                -------   -------
Average common and common
 equivalent shares                               19,802    19,348
                                                -------   -------
                                                -------   -------

Net income (loss)                               $(5,017)  $   680
                                                -------   -------
                                                -------   -------

Net income (loss) per share                     $  (.25)  $   .04
                                                -------   -------
                                                -------   -------


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